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                                                                    EXHIBIT 99.1



                                                       For Release 4:00 a.m. PST
                                                                   April 2, 2001


        Expedia, Inc., Northwest Airlines and KLM Announce New Agreement

BELLEVUE, Wash. - April 2, 2001 - Expedia, Inc. (NASDAQ: EXPE), has reached an agreement with Northwest Airlines and KLM under which Expedia(R) will continue to act as an agent for those airlines and will do so without adding a surcharge to the published price of airline tickets.

The terms are not material to Expedia's financial results. Details of the agreement are confidential.

                              ABOUT EXPEDIA, INC.

Expedia, Inc. (Nasdaq: EXPE) operates Expedia.com, a leading online travel service in the United States with localized versions for travelers in Canada, Germany and the United Kingdom. To help customers travel right, Expedia.com provides the best combination of air, car and hotel booking, vacation package and cruise offers, destination information, and point-to-point mapping.

Expedia.com customers are supported by a credit card guarantee (U.S. site only), an industry-leading privacy policy, and live agents via e-mail and an 800-number available 24 hours a day/seven days a week. Expedia.com is also available under Travel on the MSN(R) network of Internet services.

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Expedia, Expedia.com, and the Airplane logo are either registered trademarks or trademarks of Expedia, Inc. in the U.S., Canada, and/or other countries.

Microsoft and MSN are either registered trademarks or trademarks of Microsoft Corporation in the United States and/or other countries.

Other products and company names mentioned herein may be trademarks of their respective owners.

For more Expedia information, press only:
Andrea Trent, Edelman Public Relations, (312) 240-2816

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andrea.trent@edelman.com

For online press information on Expedia.com:
http://expedia.com/daily/press/